Exhibit 99.1

*JOINT PRESS RELEASE*

Contacts:

Ralph E. “Gene” Coffman, Jr.

President and Chief Executive Officer

Poage Bankshares, Inc.

(606) 324-7196

Ryan C. Steger

President and Chief Executive Officer

Commonwealth Bank, F.S.B.

(859) 498-5728

POAGE BANKSHARES, INC. TO ACQUIRE COMMONWEALTH BANK, F.S.B.

IN A CONVERSION MERGER TRANSACTION

Ashland and Mt. Sterling, Kentucky; September 9, 2014 – Poage Bankshares, Inc. (“Poage”) (NasdaqCM “PBSK”), the Ashland-based holding company for Town Square Bank (“Town”), and Mt. Sterling-based Commonwealth Bank, F.S.B. (“Commonwealth”) announced today that they have entered into a definitive agreement for Poage to acquire Commonwealth in a conversion merger transaction.

Poage does not expect the acquisition of Commonwealth to have a material impact on its earnings per share or a tangible book value per share. At June 30, 2014, Commonwealth had total assets of $19.1 million, deposits of $15.3 million and total equity of $1.8 million.

Ralph E. “Gene” Coffman, Jr., Poage’s President and Chief Executive Officer, said, “Commonwealth is an excellent geographical fit within our market area along the Interstate 64 corridor between our Ashland main office and our Nicholasville branch office in the suburb of Lexington. We are excited at the prospect of welcoming all of Commonwealth’s employees in joining us in our sales efforts to expand our presence in our complementary market areas.”

Ryan C. Steger, Commonwealth’s President and Chief Executive Officer, stated, “We are excited for our customers, staff and the communities we serve with the new banking services and locations that will be available upon the completion of this joint effort to meet the future banking needs of those we serve.”

Under the terms of the definitive agreement, which has been approved by the Boards of Directors of both institutions, Commonwealth will convert from a federally-chartered mutual savings association to a federally-chartered stock savings association and issue all of its outstanding shares of common stock to Poage. In connection with the acquisition and in accordance with a related Plan of Conversion Merger (the “Plan”), Poage will offer newly issued shares of its common stock in a subscription offering, on a priority basis, first to eligible depositors of Commonwealth as of the close of business on July 31, 2013, and then to other eligible members of Commonwealth. If any shares remain unsold in the subscription offering, Poage will offer those shares in a community offering and, if necessary, in a syndicated community offering. The amount of stock that Poage will issue and sell will be based on an independent appraisal of Commonwealth. Following the completion of the stock offering, Commonwealth will merge with and into Town, with Town as the surviving institution.

Upon closing, Curt Steger, Commonwealth’s Executive Vice President, is expected to join Town with the title of Vice President and Senior Business Development Officer and Ryan Steger is expected to join Town with the title of Area President of Montgomery County.

The transaction is expected to close in the second quarter of 2015, subject to regulatory approval, the approval of Commonwealth’s members and the satisfaction of other customary closing conditions.

About Poage Bankshares, Inc.

Poage Bankshares Inc. is the savings and loan holding company for Town Square Bank, a federally-chartered, FDIC-insured stock savings association. Town, originally chartered in 1889, operates from eight offices in Boyd, Greenup, Jessamine and Lawrence Counties in Kentucky. At June 30, 2014, Poage had total consolidated assets of $429.5 million.

About Commonwealth Bank, F.S.B.

Commonwealth Bank, F.S.B., a federally-chartered, FDIC-insured mutual savings association, is a community-oriented financial institution operating from its sole office in Mt. Sterling in Montgomery County, Kentucky.

Additional Information about the Proposed Conversion Merger and Where to Find It

Poage Bankshares, Inc. will file a registration statement with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The registration statement will include a prospectus and any other relevant documents filed with the SEC in connection with the proposed conversion merger. MEMBERS OF COMMONWEALTH ARE ADVISED TO READ THE PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The prospectus and other relevant materials (when they become available) and any other documents Poage will file with the SEC may be obtained free of charge at the SEC's website (www.sec.gov). In addition, investors and security holders may obtain free copies of the documents Poage will file with the SEC by contacting Ralph E. Coffman, Jr., President and Chief Executive Officer, Poage Bankshares, Inc., 1500 Carter Avenue, Ashland, KY 41101.

Commonwealth Bank, F.S.B. is currently not engaged in a solicitation of proxies from the members of Commonwealth in connection with the proposed conversion merger. If a proxy solicitation commences, Commonwealth and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the members of Commonwealth in connection with the proposed conversion merger.

This press release does not constitute an offer of any securities for sale. The shares of common stock of Poage are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Poage and Commonwealth. Forward-looking statements are typically identified by words such as "believe", "plan", "expect", "anticipate", "intend", "outlook", "estimate", "forecast", "will", "should", "project", "goal", and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in Poage’s reports filed with the SEC and those identified elsewhere in this press release, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the conversion merger, including approval by the members of Commonwealth, on the expected terms and schedule; delay in closing the conversion merger; difficulties and delays in integrating the respective businesses of Poage and Commonwealth or fully realizing expected cost savings and other expected benefits; business disruption following the conversion merger; changes in asset quality and credit risk; changes in interest rates and capital markets; inflation; customer acceptance of Poage’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to implement proposed integration plans; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Poage and Commonwealth undertake no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

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